Exhibit 6.7

SINGLE TENANT LEASE - NET

between

EV2340, LLC

a Delaware limited liability company

(the “Landlord”)

and

APTERA MOTORS CORP.,

a Delaware corporation

(the “Tenant”)

For Premises Located At:

2340 Cousteau Court

Vista, California 92081

Date of Lease: March 25, 2022

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS		1
	1 .1	Premises	1
	1.2	Term	1
	1.3	Commencement Date	1
	1.4	Early Possession Date	1
	1.5	Base Rent; Operating Costs	1
	1.6	Base Rent Paid Upon Execution	1
	1.7	Security Deposit	1
	1.8	Permitted Use	2
	1.9	Landlord’s Broker	2
	1.10	Tenant’s Broker	2
	1.11	Landlord’s Address for Payments and Notice	2
	1.12	Tenant’s Address for Notice	2
	1.13	Tenant Improvement Allowance	2
	1.14	Exhibits and Addenda	2

2.	THE PREMISES		2
	2.1	Lease of the Premises	2
	2.2	Condition of the Premises at Commencement	3
	2.3	lnspection	3
	2.4	No Representations	3
	2.5	Permitted Use; Zoning	3
	2.6	California Civil Code § 1938 Advisory	3

3.	TERM		4
	3.1	Term; Lease Years	4
	3.2	Early Possession	4
	3.3	Commencement Date	4
	3.4	Requirements for Possession	4
	3.5	Outside Commencement Dale	4

4.	SECURITY DEPOSIT		4

5.	RENT		6
	5.1	Definition of “Rent.”	6
	5.2	Base Rent	6
	5.3	Abatement of Base Rent	6

6.	OPERATING COSTS, TAXES AND UTILITIES		6
	6.1	Net Rental	6
	6.2	Operating Costs	7
	6.3	Taxes	8

7.	INITIAL CONSTRUCTION		8

8.	REPAIRS AND ALTERATIONS		8
	8.1	Tenant’s Obligations	8
	8.2	Landlord’s Obligations	9
	8.3	Landlord’s Right of Entry	9
	8.4	Mechanic’s Liens	9
	8.5	Alterations	10

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9.	FIRE, EARTHQUAKE OR OTHER CASUALTY DAMAGE		12
	9.1	Notice of Damage	12
	9.2	Landlord’s Right to Restrict Entry to Premises	12
	9.3	Tenant’s Obligation to Repair	12
	9.4	Rent Abatement	12
	9.5	Delays	12
	9.6	Mortgagee Requirements	13
	9.7	Escrow Account	13
	9.8	Damage During Last Year	13
	9.9	Waiver of Statutes	13

10.	INSURANCE		13
	10.1	Tenant’s Insurance Obligations	13
	10.2	Landlord’s Insurance	15
	10.3	Blanket or Master Policies	16
	10.4	Landlord’s Right to Change Insurance	16
	10.5	Waiver of Subrogation	16

11.	EMINENTDOMAIN		16

12.	WAIVER AND INDEMNIFICATION		16
	12.1	Waiver and Release	16
	12.2	Indemnification	17

13.	ASSIGNMENT AND SUBLETTING		17
	13.1	Landlord’s Consent Required for Transfers	17
	13.2	Reasonable Grounds for Withholding Consent	17
	13.3	Transfers of an Interest in Tenant	18
	13.4	Tenant Remains Primarily Liable Upon Transfer	18
	13.5	Transfers Without Consent Voidable	18
	13.6	Assignment of Rents	18
	13.7	Landlord’s Costs in Giving Consent	18
	13.8	Excess Rent	18
	13.9	Landlord’s Right to Terminate Lease	18

14.	TRANSFER OF LANDLORD’S INTEREST		18

15.	USE OF PREMISES		18

16.	COMPLIANCE WITH LAW		19

17.	HAZARDOUS MATERIALS		19
	17.1	Definition	19
	17.2	Tenant’s Obligations	19
	17.3	Indemnification	20
	17.4	Inspection by Landlord	20

18.	SIGNS		20

19.	RENOVATIONS		21

20.	ENTRY BY LANDLORD		21

21.	SUBORDINATION AND ATTORNMENT		21

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22.	ESTOPPEL CERTIFICATE		21

23.	TENANT EVENTS OF DEFAULT		22

24.	LANDLORD’S REMEDIES		22
	24.1	Landlord’s Remedies	22
	24.2	Landlord’s Rights With Respect to Subleases	23
	24.3	Late Charge	23
	24.4	Governmental Moratoriums on Remedies	23

25.	LANDLORD’S DEFAULT AND TENANT’S REMEDIES		23

26.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT		24

27.	EXCULPATION OF LANDLORD		24

28.	SURRENDER OF PREMISES		24

29.	HOLDING OVER		24

30.	QUIET ENJOYMENT		24

31.	GENERAL MATTERS		25
	31.1	Notices	25
	31.2	Successors and Assigns	25
	31.3	Prohibition Against Recording	25
	31.4	Waiver and Integration	25
	31.5	Severability	25
	31.6	Force Majeure	25
	31.7	Waiver of Common Law Frustration of Purpose or Impossibility	26
	31.8	Attorneys. Fees	26
	31.9	Joint and Several	26
	31.10	Governing Law; Consent to Jurisdiction	26
	31.11	Submission of Lease	26
	31.12	Brokers	26
	31.13	Landlord’s Reservations	26
	31.14	Captions	26
	31.15	Relationship of Parties	26
	31.16	Time of Essence	27
	31.17	Authority	27
	31.18	Amendment	27
	31.19	Counterparts	27
	31.20	OFAC Compliance	27

LIST OF EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	INTENTIONALLY OMITTED
D	ESTOPPEL CERTIFICATE
E	INTENTIONALLY OMITTED
F	FORM OF LETTER OF CREDIT
G	PROPERTY CONDITION ASSESSMENT

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SINGLE TENANT LEASE - NET

This lease (this “Lease”) is made as of March _, 2022 (the “Date or Lease’’) by and between EV 2340, LLC, a Delaware limited liability company (“Landlord”) and APTERA MOTORS CORP., a Delaware corporation (‘‘Tenant”).

Landlord and Tenant, intending to be legally bound, and in consideration of their mutual covenants and all conditions of this Lease, covenant and agree as follows.

1. BASIC LEASE PROVISIONS. This Section summarizes the basic provisions of this Lease. The full agreement of the parties with respect to each of the following provisions is set forth in the remaining sections of this Lease.

1.1 Premises. The premises leased by Landlord to Tenant under this Lease (the “Premises”) consists of approximately 8.99 acres of land located at 2340 Cousteau Court, Vista, CA 92081, and all improvements located thereon including the approximately 134,299 rentable square foot building (the “M.®19”) and all other improvements located thereon, and all parking areas and landscaping located on such real property, all as outlined on the plan attached to this Lease as Exhibit A.

1.2 Term. This Lease shall be for a term (the “Term”) of eighty-four (84) months, subject to the provisions of Article 3 below.

1.3 Commencement Date. The Term shall commence on July 1, 2022 (the “Commencement Date”).

1.4 Early Possession Dale. June 1, 2022 See Section 3.2 below for the agreement of the parties regarding early possession.

1.5 Base Rent: Operating Costs. Tenant shall pay rent pursuant to the terms of Article 5 of this Lease. For each month during the Term, “Base Rent” shall be as follows (subject to the abatement of Base Rent for Months 2, 3, 4, 5, 6 and 7, as provided in Section 5.3):

Period	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent
7/1/2022 — 6/30/2023	$1.15	$154 443.85
7/1/2023 — 6/30/2024	$1.19	$159,815.81
7/1/2024 — 6/30/2025	$1.23	$165,187.77
7/1/2025 — 6/30/2026	$1.28	$171,902.72
7/1/2026 — 6/30/2027	$1.32	$177.274.68
7/1/2027 — 6/30/2028	$1.37	$183 989.63
7/1/2028 — 6/30/2029	$1.41	$189,361.59

As provided in Section 5.4 and Article 6 below, in addition to the Base Rent payable hereunder, Tenant shall be responsible for paying 100% (“Tenant’s Proportionate Share”) of the real property taxes, utilities, maintenance and repair expenses, insurance costs, and all other costs and expenses of maintaining and operating the Premises, so that the Base Rent shall be net to Landlord.

1.6 Base Rent Paid Upon Execution. Upon full execution of this Lease, Tenant shall pay to Landlord $154,443.85, as Base Rent for the first month of the term.

1.7 Security Deposit. Upon full execution of this Lease, Tenant shall deposit with Landlord $926,663.10 as a security deposit (the “Security Deposit”). Article 4 of this Lease describes the

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parties’ agreement with respect to the Security Deposit. For clarification purposes the sole Security Deposit shall be in the form of a Letter of Credit as described in Article 4.

1.8 Permitted Use. Tenant shall only use the Premises for the following purposes: an automotive manufacturing, assembly, and testing facility, and related uses. all in accordance with all applicable laws. Tenant’s use of the Premises shall be governed by Article 15 of this Lease.

1.9 Landlord’s Broker. Lee & Associates

1.10 Tenant’s Broker. Cresa Global, Inc.

1.11 Landlord’s Address for Payments and Notice.

c/o Elion Partners. LLC

3323 NE 163 Street, Suite 600

Miami, Florida 33160

Attention: Shlomo Khoudari, managing principal

Tel: (305) 933-3538

Email: sk@elionpartners.com

with a copy of all notices to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Attn: Vivian de las Cuevas-Diaz, Esq.

Tel: (305) 7B9-7452

Email: vivian.cuevas@hklaw.com

1.12 Tenant’s Address for Notice.

5818 El Camino Real

Carlsbad, CA 92009

Attn: Pablo Ucar

Tel: (248) 515-5235

Email: Pablo@aptera.us

1.13 Tenant lmprovement Allowance. $940,093.00 (i.e., $7.00 per rentable square foot of the Premises).

1.14 Exhibits and Addenda. The exhibits and addenda that are attached to this Lease are listed in the Table of Contents, and all exhibits and addenda that are attached to this Lease are incorporated into and constitute a part of this Lease.

2. THE PREMISES.

2.1 Lease of the Premises. By this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises on all of the terms and conditions set forth in this Lease. Landlord agrees that Tenant shall have the exclusive use of the Building together with all of the balance of the Property, including, without limitation, parking areas. truck court, loading docks and the other paved and green areas shown on the Site Plan that are included in the Premises. Tenant shall have access to the Premises 24 hours a day, 7 days a week.

,

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2.2 Condition of the Premises at Commencement. Landlord agrees that the plumbing, mechanical, electrical, and HVAC systems, roof, and loading doors of the Building will be in good operating condition on the Commencement Date. Other than ensuring the foregoing, Landlord’s sole obligation with respect to preparing the Premises for Tenant’s use and occupancy shall be to deliver the Premises to Tenant clean and free of debris and otherwise in their “as is” condition on the Commencement Date, except as otherwise expressly set forth in Article 7 below. Except as specifically set forth in Article 7 below, Landlord shall not be obligated to provide, pay for or provide any allowance for any improvement work or services related to the improvement, refurbishment or renovation of the Premises, and Tenant shall accept the Premises in their “as-is” condition as of Landlord’s delivery of the Premises to Tenant. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

2.3 Inspection: On or before the Date of Lease Tenant shall have the right, but not the obligation, at Tenant’s sole cost and expense, to conduct or cause to be conducted a walk-through or other inspection of the Premises in order to take dated photos of the Premises and document identified deficiencies therein in order to establish the baseline condition of the Premises. If Tenant elects this option, it shall attach the Property Condition Assessment hereto as Exhibit “G”.

2.4 No Representations. Tenant acknowledges that neither Landlord nor any of Landlord’s authorized agents, representatives, property managers, consultants, contractors, partners, subsidiaries, affiliates, directors, officers and employees (collectively, the “Landlord’s Agents”), has made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, including, but not limited to, any representations or warranties regarding zoning or other land use matters, or for any other purpose, and that neither Landlord nor any of Landlord’s Agents has agreed to undertake any alterations or additions or construct any improvements to the Premises except as expressly provided in this Lease.

2.5 Permitted Use: Zoning, Tenant shall only use the Premises for the Permitted Use and in compliance with all applicable laws, statutes, ordinances or other governmental rules, regulations, standards, orders or other requirements now in force or which may hereafter be enacted or promulgated (collectively, “Laws”). It shall be solely Tenant’s obligation to ensure that the zoning for the Premises permits Tenant’s intended use of the Premises, and Tenant acknowledges that Landlord has made no representations or warranties regarding the zoning of the Premises.

2.6 California Civil Code § 1938 Advisory. Landlord advises Tenant that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (as defined in California Civil Code § 55.52(a)(3)). In addition, the following notice is hereby provided as required by Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Having read the foregoing notice, by signing this Lease, Tenant hereby waives its right to require a CASp inspection of the Premises.

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3. TERM.

3.1 Term: Lease Years. The Term shall be the period of time specified in Section 12 above, commencing on the Commencement Date. For purposes of this Lease, the term “Lease Year” means each consecutive twelve (12) month period during the Term, commencing on the Commencement Date.

3.2 Early Possession. Tenant shall have the right to access the Premises after the Early Possession Date and before the Commencement Date for the limited purposes of installing trade fixtures, racking, equipment, communications infrastructure, cabling and security systems, but not for the purpose of conducting business from the Premises. If Tenant totally or partially occupies the Premises after the Early Possession Date but prior to the Commencement Date for such limited purposes, Tenant shall have no obligation to pay Rent or NNN operating expenses during such period, but all other terms of this Lease (including but not limited to the insurance obligations set forth in Article 10) shall be in effect during such period. Any such early possession shall not affect or advance the Commencement Date or the Term. During any such early possession, (a) Tenant shall pay all utility, and service charges for the Premises attributable to Tenant’s early entry and use of the Premises as reasonably determined by Landlord, (b) Tenant shall not unreasonably interfere, delay or hinder Landlord, its agents, contractors or subcontractors in the construction of the tenant improvements in accordance with the provisions of Tenant Work Letter attached to this Lease, (c) Tenant shall not use the Premises for the storage of inventory or otherwise commence the operation of business during the period of such early entry, and (d) Tenant shall at all times comply with Landlord’s rules and regulations regarding tenant move-in procedures. If Tenant breaches of any of the foregoing conditions, Landlord may, in addition to exercising any of its other rights and remedies set Forth in this Lease, revoke Tenant’s right lo early access to the Premises upon written notice to Tenant.

3.3 Commencement Date. The “Commencement Date” shall be the date specified in Section 1.3 above.

3.4 Requirements for Possession. Tenant understands that, notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to deliver possession of the Premises to Tenant for so long as Tenant fails to deliver to Landlord the Base Rent required by Section, 1.6 above, the Security Deposit required by Section 1.7 above, and executed copies of policies of insurance or certificates thereof as required under Article 10 below.

3.5 Outside Commencement Date: If the Commencement Date has not occurred by June 1, 2022, for any reason other than (i) a delay caused by Tenant, or (ii) a fire or other casualty as to which Article 9 below applies and governs, then Tenant shall have following remedies: The Rent Commencement Dale shall be delayed from commencing by one (1) day for every day after June 1, 2022, by which the Commencement Date has not occurred. (For example, if the Commencement Date were to occur on June 5, 2022, then the Rent Commencement Date would occur on June 5, 2022.)

4. SECURITY DEPOSIT.

4.1 Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit in the amount set forth in Section 1.7 above for the performance or all of Tenant’s obligations under this Lease. Upon expiration of the Term, as long as Tenant is not in default under this Lease Landlord shall return the Security Deposit to Tenant, after deducting the amounts needed to make good any default by Tenant. Landlord shall have the right, but not the obligation, to apply all or any portion of the Security Deposit to cure any Tenant default at any time, in which case Tenant shall be obligated to restore the Security Deposit to its original amount within ten (10) business days. Tenant waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit

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only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or Invitee of Tenant. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Unless otherwise expressly agreed in writing by Landlord, no part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any monies to be paid by Tenant under this Lease. If Landlord keeps the Security Deposit in an interest bearing account, all interest shall accrue for the benefit of Landlord.

4.2 (a) The Security Deposit shall be in the form of an unconditional and irrevocable letter of credit in the form of Exhibit F attached hereto issued by the Bank (hereinafter defined) (the “Letter of Credit”) in the face amount of Nine Hundred Twenty-Six Thousand Six Hundred Sixty-Three and 10/100 Dollars ($926,663.10). As used herein, the term “Bank” means a federally-insured banking institution located in the San Diego-Carlsbad, California metropolitan area and reasonably acceptable to Landlord, and having total assets of at least Three Billion Dollars ($3,000,000,000.00) and a Standard & Poor’s commercial paper rating of at least A-1. Tenant shall pay all costs and expenses of the Letter of Credit, including, without limitation, any reasonable fees charged by Bank in connection with any replacement or transfer of same. Once the Letter of Credit is issued, Tenant hereby acknowledges and agrees that said Letter of Credit shall not be transferred to a different Bank without the prior written consent of Landlord. If the Leiter of Credit (or any replacement thereof) is issued for an effective period of time less than the remaining Term of this Lease (or any renewal thereof), Tenant shall from time to time, and not later than sixty (60) days prior to the expiration of the Letter of Credit, replace each such expiring Leiter of Credit with a new Letter of Credit in the same amount and upon the same terms. The Letter of Credit (and any replacement thereof) may be drawn upon by Landlord under the terms and conditions provided in this Section 4. Failure of Tenant to renew the Letter of Credit at least sixty (60) days prior to its expiration shall constitute an “Event of Default”, as that term is defined in Article 23 of this Lease, and shall entitle Landlord, in addition to the other remedies contained in this Lease, to draw upon the Letter of Credit.

(b) Landlord (or the beneficiary under the Letter of Credit, if such beneficiary is not Landlord) shall have the right to draw upon the Letter of Credit in any of the following circumstances (in addition to any other right to draw on the Security Deposit that is set forth in this Section 4): (i) if the total assets of the issuer of the Letter of Credit are at any time less than Three Billion Dollars ($3,000,000,000), or such issuer has a Standard & Poor’s commercial paper rating of less than A-1 (provided if at any time the current Standard & Poor’s commercial paper rating system is no longer in existence, a comparable rating of a comparable commercial paper rating system from a comparable company shall be selected by Landlord, in its reasonable discretion, for purposes of this Section 4, (ii) if the credit rating of the issuer of the Letter of Credit is downgraded from the credit rating of such issuer at the lime of the issuance of the Letter of Credit, the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law, (iii) if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least sixty (60) days prior to expiration of the then-current Letter of Credit where the issuer of such Letter of Credit has advised Landlord of its intention not to renew the Letter of Credit, (iv) if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least sixty (60) days prior to the final expiration date (i.e., the date that, by the terms of the Letter of Credit, the Letter of Credit expires and is either not subject to any automatic renewal or extension or the conditions to such automatic renewal or extension have not then been satisfied) of the then-current Letter of Credit if such Letter of Credit expires prior to the date that is ninety (90) days after the end of the Term, or (v) any voluntary or involuntary proceedings are filed by or against Tenant (or any guarantor of this Lease) under any bankruptcy, insolvency or similar laws. In the event the Leiter of Credit is drawn upon due solely to the circumstances described in the foregoing clauses (i), (ii), (iii), (iv) or (v), the amount drawn shall be held by Landlord as a cash Security Deposit in accordance with the terms of this Section 4, and shall be otherwise retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to

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which the proceeds of the Letter of Credit could have been applied pursuant to this Lease, and Tenant shall be liable to Landlord for restoration, in cash or Letter of Credit complying with the terms of this Lease, of any amount so expended to the same extent as set forth in this Section 4.

(c) In the event of the sale or transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the Security Deposit to the purchaser or assignee of Landlord’s interest in the Premises, and upon notification of Tenant of such transfer Tenant shall look only to the new landlord for the return of the Security Deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit. Tenant hereby agrees not to look to any mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for the Security Deposit, unless said sums have actually been received by said mortgagee as security for Tenant’s performance of this Lease. In the event of any permitted assignment of Tenant’s interest in this Lease, the Security Deposit may, at Landlord’s sole option, be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to Tenant with respect to the return of the Security Deposit.

5. RENT.

5.1 Definition of “Rent.” The term “Rent” as used in this Lease shall mean Base Rent, Tenant’s Proportionate Share of Operating Costs, and all other amounts required to be paid by Tenant under the terms of this Lease. Rent owing under this Lease for any and all periods shall remain open and capable of collection throughout the balance of the Term. All Rent shall be paid by electronic payment pursuant to instructions to be provided by Landlord from time to time, or, at Landlord’s option, at Landlord’s address set forth in Section 1.12 above or at such other place as Landlord may designate from time to time.

5.2 Base Rent. Tenant agrees to pay the Base Rent set forth in Section 1.5 above for each month of the Term, payable in advance on the first day of each month commencing with the Commencement Date, without any deduction or setoff whatsoever and without the requirement of any prior notice, invoice or demand. If the Commencement Date is not the first day of a month, a prorated monthly installment shall be paid on the Commencement Date for the fractional month during which the Commencement Date occurs. If the last day of the Term of this Lease is not the last day of a month, the Base Rent for such month shall be prorated for the number of days during such month that are a part of the Term compared to the actual number of days of such month. Al the time of execution of this Lease, Tenant shall pay the amount set forth in Section 1.6, as prepayment of the Base Rent for the periods set forth in Section 1.6.

5.3 Abatement of Base Rent. Notwithstanding anything to the contrary in Section 5,2 above, and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord shall abate Tenant’s obligation to pay the monthly Base Rent for the Premises otherwise payable for the six (6) months of the initial Term designated in Section 1.5 (collectively, the ‘‘Abated Rent”). During such abatement period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease. If during the Term of the Lease. Tenant shall be in default under this Lease beyond any applicable notice and cure period, in addition to any other remedies available to Landlord, Tenant shall be required to pay to landlord all of the then unamortized Abated Rent that was previously abated pursuant to this paragraph, and thereafter Tenant shall not be entitled to any further rent abatement.

6. OPERATING COSTS, TAXES AND UTILITIES.

6.1 Net Rental. It is the purpose and intent of Landlord and Tenant that the Rent shall be absolutely net to Landlord, so that this Lease shall yield, net, to Landlord, the Base Rent and any other Rent specified in this Lease, in each year during the term of this Lease, and Tenant agrees to pay as Rent any and all other costs, expenses, taxes, imposts and charges whether ordinary or extraordinary, foreseen or unforeseen, in connection with the realty and personalty leased hereunder, and in connection with the operation of Tenant’s business at the Premises and the maintenance and repair of the Premises

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and of the furnishings and equipment therein contained. Except as expressly stated in this Lease, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Premises, Tenant hereby assuming the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises whether interior or exterior, and whether structural or otherwise.

6.2 Operating Costs. Tenant shall be solely responsible for the payment of all Operating Costs for the Premises. The term “Operating Costs” shall include, but not be limited to:

6.2.1 Utilities, Operating and Maintenance Costs. The cost of supplying all utilities (which Tenant shall arrange for and pay directly to the provider thereof), the cost of operating, maintaining, repairing, renovating and managing the utility, mechanical, sanitary, storm drainage, fire sprinkler and other building systems, the cost of environmental and energy surcharges imposed by any governmental entity, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

6.2.2 Landscape Maintenance. The cost of landscape maintenance and relamping, and all supplies and equipment and maintenance and service. contracts in connection therewith;

6.2.3 Parking Area Maintenance. The cost of parking area maintenance, including resurfacing, repainting and restriping if applicable, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

6.2.4 Licenses and Permits. The cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Costs and the cost incurred in connection with the implementation and operation of a transportation system management or similar program;

6.2.5 QC&R’s. Payments under any easement, license, operating agreement, declaration, restrictive covenant or instrument pertaining to the sharing of costs by the Premises;

6.2.6 Maintenance and Repair. The cost of operating, repairing, maintaining and replacing all systems, equipment or facilities which serve the Premises; and

6.2.7 Capital Improvements. The cost of capital improvements or other costs in connection with the Premises which are for life-safety systems or which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Premises or any portion thereof, or that are required under any governmental law or regulation but that were not so required in connection with the Premises at the time that permits for the construction of the Premises were obtained, or as periodically required to maintain the appearance of the Premises and their first-class, competitive quality; provided however, that each such permitted capital improvement shall be amortized (including interest on the unamortized cost) over such period as Landlord shall reasonably determine.

6.2.8 Controllable Operating Costs Cap. Tenant’s Proportionate Share of Operating Costs for each subsequent calendar year following the first calendar year of the Term shall not include any increases in Controllable Operating Costs (hereinafter defined) to the extent such increases are greater than five percent (5%) of the Controllable Operating Costs in the immediately preceding calendar year on a cumulative basis. For purposes hereof, “Controllable Operating Costs” shall mean all Operating Costs except the following: (A) Operating Costs incurred to comply with Laws, (B) utilities, (C) Real Property Taxes and other applicable taxes and assessments, and (D) insurance premiums and deductibles.

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6.3 Taxes. Tenant shall pay all taxes relating to the Premises and its operations, including the following:

6.3.1 Real Property Taxes. Tenant shall pay prior to the due date all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges, commercial rental taxes, in lieu taxes, levies, penalties or other impositions of every kind and nature, whether general, special, ordinary or extraordinary or in connection with the ownership, leasing and operation of the Premises (collectively, “Real Property Taxes”). Without limiting the foregoing, the term “Real Property Taxes” shall also include: (a) any tax on Landlord’s rent from the Premises or against Landlord’s business of leasing any of the Premises, but excluding Landlord’s federal, state or city income, franchise, inheritance or estate taxes; (b) any assessment, tax, fee, levy or charge imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other services, whether or not such assessment, tax, fee, levy or charge was previously commonly included within the definition of real property tax and whether or not such services were formerly provided without charge to property owners or occupants; and (c) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises. Landlord shall provide Tenant with any bills for Real Property Taxes received by Landlord, and Tenant shall pay all Real Property Taxes at least two weeks prior to the date they are due.

6.3.2 Taxes on Tenant’s Personal Properly. Tenant shall reimburse Landlord upon demand for any and all taxes required to be paid by Landlord when such taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, trade fixtures and other personal property located in the Premises.

6.3.3 Possessory Interest Tax. Tenant’s possessory interest in the Premises may be subject to property taxation and to the payment of property taxes levied on that interest. The full cash value, as defined in Sections 110 and 110.1 of the California Revenue and Taxation Code, of the possessory interest upon which property taxes will be based, shall equal to the full cash value of the possessory interest, since Tenant leases the entire Building. Tenant shall pay the possessory interest tax to Landlord as part of its payment of taxes under the terms and provisions of this Section 6.3.

7. INITIAL CONSTRUCTION. Tenant shall have the right to construct certain improvements In the Premises, subject to reimbursement from Landlord of the costs thereof in an amount not to exceed the Tenant Improvement Allowance described in Section 1.14, in accordance with and subject to the terms and conditions of Exhibit B attached hereto (the “Tenant Work Letter”). Landlord will not be obligated to pay for, construct or install any improvements or facilities of any kind, or otherwise renovate, remodel or prepare the Premises for Tenant’s use or occupancy, or provide Tenant with any funds or allowances with respect to such construction, other than as called for in Tenant Work Letter. All improvements constructed pursuant to Tenant Work Letter shall remain the property of Landlord and upon the expiration or earlier termination of this Lease, Tenant shall deliver the Premises, including such improvements, to Landlord in good condition, normal wear and tear excepted, except for any portions of such improvements that Landlord elects, in a written notice to Tenant delivered at the time that Landlord approves such improvements, to be removed upon the expiration or earlier termination of this Lease.

8. REPAIRS AND ALTERATIONS.

8.1 Tenant’s Obligations.

8.1.1 In General. Tenant agrees that this is a “triple net” lease and, therefore, Landlord shall not have any obligations for repairs to the Premises except as specifically set forth in Section 8.2 below. Tenant shall, at Tenant’s sole expense, keep the Premises and all fixtures and alterations thereon in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or

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the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundations, ceilings, roofs, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in or on the Premises. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Section 8.1.2 below. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant shall, during the term of this Lease, keep the exterior appearance of the Premises in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Premises.

8.1.2 Service Contracts. Tenant shall, at Tenant’s sole expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (a) HVAC equipment; (b) boiler, and pressure vessels; (c) fire extinguishing systems, including fire alarm and/or smoke detection; (d) landscaping and irrigation systems; (e) roof covering and drains; (f) driveways and parking lots; (g) clarifiers; (h) basic utility feeds to the perimeter of the Premises; and (i) any other equipment, if reasonably required by Landlord,

8.2 Landlord’s Obligations. Subject to the provisions of Section 2.2 (condition of the Premises upon commencement), Article 9 (casualty damage) and Article 12 (eminent domain), it is intended by the parties hereto that Landlord shall have no obligation, in any manner whatsoever, to repair and maintain the Premises, the improvements located thereon, or the equipment therein, if nonstructural, all of which obligations are intended to be those of Tenant under Section 8.1 above. It is the intention of the parties that the terms of this Lease govern the respective obligations of the parties as to the maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease with respect to, or which afford Tenant the right to make repairs at the expense of Landlord or to terminate this Lease by reason of any needed repairs.

8.3 Landlord’s Right or Entry. If Tenant fails to perform Tenant’s obligations under Section 8.1, Landlord may provide Tenant with written notice requiring Tenant to perform such obligations. If Tenant fails to perform such obligations within fifteen (15) days after receipt of such written notice, or if such obligations cannot reasonably be performed within fifteen (15) days, if Tenant fails to commence such performance within fifteen (15) days after receipt of such written notice and thereafter to diligently prosecute such performance to completion, Landlord may enter the Premises after two (2) days’ prior written notice to Tenant (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Tenant’s behalf, and put the Premises in good order, condition and repair, and the costs and expenses incurred by Landlord in doing so, plus an administrative fee of 15% of such cost, shall be due and payable by Tenant to Landlord upon receipt of an invoice therefor. Such action by Landlord shall not cure Tenant’s breach of its obligations under Section 8.1, and Landlord shall have the right to exercise any or all of its other remedies as set forth in Article 24.

8.4 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of Tenant or its agents or contractors shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and post a bond or other security that is sufficient to

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cause such lien to be released of record. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) business days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent’ or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed at the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for same. Additionally, Tenant acknowledges that Landlord has not required Tenant to perform any particular tenant improvements or alterations to the Premises. Nothing in this Lease shall be deemed a consent by Landlord to any liens being placed upon the Premises or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by Tenant to pay for any work performed, materials furnished, or obligations incurred by or at the request of Tenant, or arising from or relating to Tenant’s failure to comply with its requirement stated in this paragraph. This indemnity provision shall survive termination or expiration of this Lease.

8.5 Alterations.

8.5.1 Landlord’s Consent. Following the initial construction of improvements pursuant to Article 7 above, Tenant shall be responsible for all redecorating, remodeling, alterations, improvements and painting of the Premises during the Term, subject to the restrictions in this Section 8.5. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, “Alterations”) without the prior written consent of Landlord, which consent shall be requested by Tenant not less than thirty (30) days prior to the planned commencement of such Alterations and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent to any Alterations that would adversely affect (a) the Building’s structure or structural elements or the Building’s mechanical or utility systems, or (b) the exterior appearance of the Building. Further, Landlord may condition its consent to any Alterations on Tenant’s obtaining a letter of credit, bond or other form of security satisfactory to Landlord, in its sole discretion, to ensure Tenant’s compliance with its obligations hereunder. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All Alterations shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all applicable Laws. Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Tenant may, however, make non-structural Alterations to the interior of the Premises (excluding the roof), as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, they do not affect the Building’s structure or structural elements or the Building’s mechanical or utility systems, they do not require a building permit, and the cost thereof does not exceed $25,000.

8.5.2 Requirements for Tenant’s Alterations. All work described in this Section 8.5 shall be performed only by contractors and subcontractors approved in writing by Landlord and only in accordance with plans and specifications approved by Landlord in writing. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord and its lender as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and

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telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all applicable Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s structure and structural elements, and the Building’s mechanical and utility systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. All such work which may affect the Building’s structure and structural elements, and the Building’s mechanical and utility systems must be approved by an engineer selected by Landlord, at Tenant’s expense. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof. Upon completion of any work described in this Section 8.5, Tenant shall furnish Landlord with accurate reproducible “as-built” GADD files of the improvements as constructed.

8.5.3 Removal of Alterations at Expiration. Except to the extent Tenant requests and Landlord designates otherwise in writing at the time Landlord approves such Alterations, all or any part of the Alterations, whether made with or without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at Tenant’s sole cost and expense before the expiration of the Term or shall remain upon the Premises and be surrendered therewith at the expiration of the Term or earlier termination of this Lease as the property of Landlord. If Landlord requires the removal of all or part of any Alterations, Tenant, at Tenant’s sole cost and expense, shall repair any damage to the Premises caused by such removal. If Tenant fails to remove the Alterations upon Landlord’s request, then Landlord may (but shalt not be obligated to) remove them and the cost of removal and repair of any damage together with all other damages which Landlord may suffer by reason of the failure of Tenant to remove the Alterations, shall be charged to Tenant and paid by Tenant upon demand. This paragraph shall not alter the requirement in Article 7 above that all improvements constructed by Landlord prior to the Commencement Date shall remain a part of the Premises at expiration.

8.5.4 Compliance with Codes. Tenant shall construct all Alterations and perform all repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code, ordinance or law, pursuant to a valid building permit issued by the applicable municipality and in conformance with Landlord’s construction rules and regulations. Alt work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Premises are located in accordance with Section 8182 of the California Civil Code or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations.

8.5.5 Contractor Charges. The charges for such work performed by a contractor selected by Landlord shall be deemed Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Builder’s All Risk Insurance. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to insure the lien-free completion of such Alterations and naming Landlord a co-obligee.

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9. FIRE, EARTHQUAKE OR OTHER CASUALTY DAMAGE

9.1 Notice of Damage. If either party becomes aware of damage to the Premises by fire, earthquake or other casualty (‘‘Casually Damage”), such party shall give prompt written and telephonic notice to the other party.

9.2 Landlord’s Right to Restrict Entry to Premises. In the event of an earthquake or other casualty that may affect the safety of persons or property in the Premises, or in the event of a pandemic or other public emergency that results in the potential for the existence of unsafe or unhealthy conditions in the Premises, Landlord shall request an inspection of the Premises by appropriate governmental inspectors as soon as possible. If Landlord in good faith believes there is a risk of injuries to natural persons or damage to property, or a risk of the spread of a communicable disease, from entry into the Premises prior to governmental inspection, Landlord may temporarily restrict entry into the Premises by Tenant and its employees, guests and contractors. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Premises in order to retrieve files, data in computers and inventory, subject to any indemnities and waivers of liability that Landlord may reasonably require. The decision of any appropriate governmental inspector regarding safe entry shall be binding on the parties unless subsequently amended or revoked. Landlord shall further have the right to enact such rules and regulations relating to entry into the Premises, activities within or use of the Premises and other matters as may be recommended by public officials as a result of pandemics, public emergencies, earthquakes or other casualties. The decision of any appropriate governmental official or agency regarding safe entry into the Premises, restrictions on activities within the Premises, imposition of rules and regulations relating to the use of the Premises, permitted operations within the Premises or similar matters affecting access to or operations or activities within the Premises, shall be binding on the parties unless subsequently amended or revoked. Regardless of any rules and regulations Landlord may enact in connection with any pandemic, public emergency, earthquake or other casualty, it shall be the sole obligation of Tenant to ensure that it and its employees, contractors, visitors and invitees shall at all times comply with all applicable governmental requirements while in the Premises (including, without limitation, requirements regarding entry into the Premises, wearing face coverings, hard hats or other protective clothing or gear, avoiding certain portions of the Premises, maintaining social distancing, not performing specified activities that are restricted by such governmental requirements, or performing other public safety actions required by such governmental requirements), and Landlord shall have no obligations or liability with respect to ensuring that Tenant complies with or causes its employees, contractors, visitors and invitees to comply with any of the foregoing requirements. Notwithstanding the foregoing, in no event will a pandemic or other public emergency, or an inability of Tenant to access or use the Premises as a result of a pandemic or other public emergency or as a result of governmental orders or other governmental actions restricting access to or activities in the Premises, be deemed a “Casualty Damage,” it being agreed that “Casualty Damage” shall exclusive be deemed to refer to situations where the physical condition or structural integrity of the Premises have been damaged or compromised.

9.3 Tenant’s Obligation lo Repair. Tenant shall, at its sole cost and expense, repair such Casualty Damage substantially to its condition immediately prior to such fire or other casualty.

9.4 Rent Abatement. In the event of any Casualty Damage to the Premises, upon condition that Tenant shall have provided the rent insurance required under Article 10 hereof and Landlord is then collecting its proceeds equal to the amount abated, this Lease shall nevertheless continue in effect and Tenant shall remain and continue to be liable for the performance of all the terms, covenants and conditions of this Lease, except that the Rent payable during the period of repair or rebuilding shall be abated based upon the extent to which the Casualty Damage and the repairs interfere with the usefulness of the Premises for the business carried on by Tenant.

9.5 Delays. Upon condition that Tenant shall have provided the rent insurance required under Article 10 hereof and Landlord is then collecting its proceeds, Tenant shall not be liable

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for damages or any other penalty for any delay in the rebuilding if Tenant or any of its contractors, subcontractors, or materialmen are hindered by strikes, riots, boycotts, embargoes, fire, acts of God, or the public enemy, or inability to obtain construction materials due to war or governmental interferences or other conditions unavoidable or beyond the control of Tenant or such other persons, or if such delay be caused by any delay in the adjustment of the fire insurance claim.

9.6 Mortgagee Requirements. All of the foregoing subdivisions are subject to the rights of beneficiaries or mortgagees under the terms of deeds of trust or mortgages now or hereafter affecting the entire fee premises with respect to the payment of the proceeds of insurance policies to be maintained provided in this Lease.

9.7 Escrow Account. For the purpose of paying the cost of repair, replacement or rebuilding, the insurance proceeds shall be kept in an escrow account to be established with an escrow company selected by Landlord, and such escrow company shall disburse such proceeds during the course of the work on an as needed basis. If the proceeds are insufficient to pay the costs of the work, Tenant shall pay the deficiency. If the proceeds exceed the cost of such work, Tenant may retain the excess.

9.8 Damage During Last Year. If more than twenty-five (25%) percent of the floor area of the improvements on the Premises shall be destroyed by fire of other casualty during the last twelve (12) months of the term of this Lease, Tenant shall have the right to terminate the Lease by giving written notice of termination to Landlord within thirty (30) days thereof, whereupon this Lease shall be deemed terminated and of no further force and effect, except for those provisions that expressly survive the expiration or termination of this Lease, which provisions shall continue in full force and effect, including payment of the rental insurance.

9.9 Waiver of Statutes. The provisions of this Lease, including this Article 9, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation of the State of California, including, without limitation, Sections 1932 and 1933 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

10. INSURANCE

10.1 Tenant’s Insurance Obligations.

10.1.1 Tenant’s Insurance Policies. Tenant shall purchase and maintain, at its sole cost and expense, the following insurance during the entire Term and any period Tenant (or any party claiming by, through or under Tenant) occupies any portion of the Premises for the benefit of Tenant and Landlord (as their interests may appear) with terms and coverages reasonably satisfactory lo Landlord, with insurers having a minimum AM Best rating of at least A- VIII, as follows:

(a) Commercial General Liability Insurance. Commercial General Liability Insurance on a per location basis issued on a form no less broad than the most recently filed ISO CG 00 01 occurrence form, insuring against claims for bodily injury (including death), personal injury and property damage based upon, involving or arising out of Tenant’s occupation, use or maintenance of the Premises and all areas appurtenant to the Premises, and Tenant’s business operations. Such insurance shall provide coverage in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate. Such policy shall contain the “Amendment of the Pollution Exclusion CG 21 65” endorsement providing coverage for damage caused by heat, smoke or fumes from a hostile fire and for damage from building heating, cooling and dehumidifying equipment. The policy shall not contain any cross liability exclusions as between insured persons or organizations,

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and shall include coverage for liability assumed under its Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Automobile Liability Insurance. Coverage shall be issued on a form no less broad than the most recently filed ISO CA 00 01 form with a combined single limit of liability of not less than $2,000,000 per occurrence covering all owned, leased, hired and non-owned automobiles.

(c) Umbrella/Excess Liability Insurance. Coverage shall be provided with limits of liability not less than $5,000,000 per occurrence and in the aggregate on a per location basis, unless otherwise approved by Landlord. Coverage shall provide excess liability coverage and following form of the underlying commercial general liability, automobile liability and employer’s liability policies with policy forms no more restrictive than the underlying policies and must “drop down” over reduced or exhausted aggregate limits as to such underlying policies. Such umbrella policy must be endorsed to provide that this insurance is primary to and non-contributory with any other insurance on which any of the additional insureds are insured, whether such insurance is primary, excess, contingent, self insurance or insurance on any other basis. This endorsement must cause the umbrella/excess coverage to be vertically exhausted whereby such coverage is not subject to any “Other Insurance” clause provisions under the umbrella/excess liability policy.

(d) Commercial Property Insurance. Coverage shall be maintained on a Special Form (so called “All Risk”) property form covering all Tenant’s Personal Property, including but not limited to furniture, trade fixtures, office equipment, merchandise, products, inventory and other personal property in the Premises and shall also provide coverage for all Alterations, betterments and Tenant Improvements, whether installed by or on behalf of Tenant, in the Premises. The policy shall insure the 100% full replacement cost of the items covered, without deduction for depreciation, and shall insure coverage for “all risk” perils including, but not limited to fire, fire, explosion, smoke, hail, windstorm, named storm, sprinkler leakage, vandalism and malicious mischief. Such policy shall also include coverage for catastrophic perils of, earthquake and flood, to the extent commercially available with commercially standard deductibles. Such policy shall not contain any co-insurance penalties and shall not contain any all risk deductibles exceeding $100,000 per occurrence, unless otherwise approved by Landlord. In addition, unless Landlord elects to carry such insurance pursuant to Section 10.2 below, Tenant’s Property Damage Insurance shall cover the full replacement value of the structure of the Premises; and if Landlord does elect to carry such insurance pursuant to Section 10.2 below, Tenant shall reimburse Landlord for the cost of such insurance.

(e) Loss or Income Insurance. Tenant’s Property policy shall also provide coverage for Tenant’s Loss of income and business interruption insurance, on an actual loss sustained basis, in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils, but in no event in an amount less than the total gross income of Tenant for twelve (12) months and shall include a 365-day extended period of indemnity.

(f) Workers’ Compensation Insurance. Workers’ Compensation Insurance or other similar insurance pursuant to all applicable state and local statutes and regulations and Employer’s Liability Insurance with limits of not less than $1,000,000 each accident, $1,000,000 bodily injury by disease per employee and $1,000,000 bodily injury by disease policy limit, or such other limit that is acceptable to Tenant’s umbrella/excess liability carrier.

10.1.2 Third Parties Onsite. Tenant, via written executed contract, shall require and cause its contractors, vendors, consultants and subcontractors of every tier to maintain the following minimum insurance, inclusive of additional insured status of waiver of subrogation requirements: (i) Commercial General Liability Insurance written on a current ISO CG 00 01 occurrence based policy form with limits of not less than $1,000,000 per occurrence for bodily injury (including death and mental anguish) and property damage, $1,000,000 each person or organization for personal and advertising

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In Jury, $2,000,000 general aggregate per location or project, and $2,000,000 products-completed operations aggregate, and such policy shall include contractual liability coverage arising out of work performed by you or on your behalf including indemnity for injuries to the insured’s employees; (ii) Workers Compensation Insurance covering statutory benefits in all states where the insured’s operations are to being performed, and such policy shall include an Employers Liability Insurance coverage part with limits of not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by accident; (iii) Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, leased, or non-owned, with a combined single limit for bodily injury and property damage of not less than $1,000,000 per accident; (iv) Umbrella / Excess Liability Insurance with limits appropriate for the project and hazards associated with the insured’s operations, but in no event less than $2,000,000 per occurrence and in the aggregate on a follow form basis; and (v) “All Risk” Property Insurance coverage for tools and equipment brought onto and/or used at the Property, the amount of which is equal to the replacement costs of all such tools and equipment. Certificates of insurance shall be made available to Landlord prior to work commencing on site evidencing all insurances as required herein. Such insurance (except for Workers’ Compensation / Employers Liability) shall include Tenant, Landlord and the Additional Insureds as additional insureds (including, with respect to Commercial General Liability, for ongoing and completed operations) on a primary and non-contributory basis and without any requirement for contractual privily. Coverage provided shall not contain any exclusions pertaining to the work contemplated by the third parties’ respective agreement. The required limits listed above are minimum limits established by Landlord and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Tenant or contractors of any type from greater loss.

10.1.3 Insurance Requirements. All liability insurance policies required herein (with exception of Worker’s Compensation/Employer’s Liability) shall name Landlord, Landlord’s Managing Agent(s) and Landlord’s Mortgagee, if applicable, and any other entities Landlord may reasonably request from time to time (collectively the “Additional Insureds”) as Additional Insureds on a primary and non-contributory basis without any privily of contract requirement. A waiver of subrogation shall apply in favor of Landlord and the other Additional Insureds on all insurance required to be carried by Tenant herein. None of the required insurance policies shall contain broad contractual liability exclusions. Tenant shall be solely responsible for its own deductibles and self-insured retentions and shall not look to Landlord for reimbursement or contribution. Neither the minimum insurance requirements set forth in this Lease, nor the limits of such insurance, shall limit the liability of Tenant under this Lease. All insurance companies providing insurance pursuant to this Article 10 shall be rated at least A- VIII in Best’s Key Rating Guide and shall be otherwise reasonably acceptable to Landlord and licensed and qualified to do business in the State of California. Tenant authorizes Landlord to contact Tenant’s insurance company directly in the event that Landlord elects to make a claim under Tenant’s insurance. Each of Tenant’s insurance policies must not be cancelable or modifiable except upon thirty (30) days prior written notice to Landlord, with ten (10) day notice of cancellation for non-payment of premium, and any specified mortgagee and ground lessor of Landlord. The insurance shall not contain any cross-liability exclusions or shall contain a severability of interest clause acceptable to Landlord. Copies of policies or original certificates of insurance on an Acord form, or its reasonable equivalent, with respect to each policy shall be delivered to Landlord prior to the Commencement Date (or, if there is an Early Possession Date, prior to the Early Possession Date), and thereafter, at least thirty (30) days before the expiration of each existing policy.

10.2 Landlord’s Insurance. Landlord shall maintain, or cause to be maintained, “all risk” property insurance covering the Building, excluding any property which Tenant is obligated to insure, in an amount and for coverage reasonably satisfactory to Landlord and/or Landlord’s Mortgagee. Landlord shall maintain commercial general liability insurance, and such other insurance, in such amounts and covering such other liabilities or hazards as deemed appropriate by Landlord or Landlord’s Mortgagee. In addition, Landlord shall have the right and option, but not the obligation, to maintain any or all of the insurance which is required in Section 10.1 above to be provided by Tenant. Tenant shall not be named as an additional insured therein. If Tenant fails to obtain and maintain any of the insurance which

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is required in Section 10.1. Landlord shall have the option, but not the obligation. to obtain such insurance al Tenant’s sole cost and expense. Tenant shall reimburse Landlord for all costs of obtaining and maintaining any insurance carried by Landlord pursuant to this Article 10.

10.3 Blanket or Master Policies. Coverage of Tenant or Landlord as required herein may be under blanket or master policies, provided such coverage applies on the same basis as if the coverage was written outside of a blanket program and does not affect or lessen coverage available to the Premises herein. and otherwise meets the requirements set forth in this Agreement unless otherwise approved by Landlord.

10.4 Landlord’s Right to Change Insurance. Landlord has the right at any time. but not the obligation, to change. cancel, decrease or increase any insurance required or specified under this Lease. but in no event shall any such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by comparable landlords in the vicinity of the Premises unless required by Landlord’s Mortgagee.

10.5 Waiver or Subrogation. Landlord and Tenant each release the other and their respective agents and employees from all liability to each other, or anyone claiming through or under them, by way of subrogation or otherwise, for any loss or damage to property caused by or resulting from risks insured against under this Lease pursuant to insurance policies carried by the parties which are in force at the time of the loss or damage. Landlord and Tenant will each request its respective property insurance carrier to include in policies provided pursuant to this Lease an endorsement recognizing this waiver of subrogation.

11. EMINENT DOMAIN. If all or any portion of the Premises is taken from Tenant by power of eminent domain or condemned by any competent authority (the “Condemning Authority") for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of and under the threat of such taking by eminent domain or condemnation (all of which is referred to in this paragraph as being “Condemned”. or as a “Condemnation"), this Lease shall terminate as to the part so taken as of the date the Condemning Authority takes title or possession, whichever occurs first. If ten percent (10%) or more of the Premises are Condemned, or if so much of the parking areas of the Premises are taken that Tenant will not have the use of the number of parking spaces required by appropriate codes or ordinances, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice to Tenant, provided such notice is given no later than one hundred eighty (180) days after the date of the Condemnation. If less than all of the Premises is Condemned and if Landlord does not elect to terminate this Lease, then this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. The entire award or payment in connection with any Condemnation shall be the property of Landlord, whether such award or payment is made as compensation for diminution of value of the leasehold or for the taking of the fee or as severance damages; provided, however, that Tenant shall be entitled to compensation, if separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12. WAIVER AND INDEMNIFICATION.

12.1 Waiver and Release. Except in the case of gross negligence, to the fullest extent permitted by law, Landlord, its partners. trustees, ancillary trustees, lenders and ground lessors (if any), and their respective officers, directors, shareholders, members. partners, beneficiaries, agents, servants. employees, independent contractors, attorneys. successors and assigns (the “landlord’s Parties’) shall not be liable for, and Tenant, on behalf of itself and all other persons claiming through Tenant, waives any right to claim against Landlord’s Parties and releases Landlord’s Parties from any and all Claims relating to, damage or injury either to person or property or resulting from the loss of use of property (including, without limitation, Claims resulting from or relating to the spread of communicable diseases within the

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Premises, injuries or damage caused by any Casualty Damage or a Force Majeure event, or any business losses incurred as a result of governmental orders or other governmental actions in response to a pandemic, public emergency or other Force Majeure event that prohibit or restrict access to or restrict activities within or impose rules and regulations on the use of the Premises), which damage is sustained by Tenant or by other persons claiming through Tenant. In connection therewith, Tenant warrants and represents that it is familiar with the provisions of California Civil Code Section 1542 and expressly waives and relinquishes any rights or benefits that it has or may have pursuant to that statute, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

12.2 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord’s Parties harmless from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties, loss of permits, attorneys’ and consultants’ fees, expenses and/or liabilities (collectively, “Claims”), except those caused by Landlord’s gross negligence or willful misconduct, arising out of, resulting from, or occurring in connection with: (a) any accident, injury, death, loss or damage to any person or to any property including the person and property of Tenant and its employees, officers, agents, contractors, guests, licensees, invitees and all other persons at any time in the Premises, (b) the occupancy or use of the Premises by Tenant, (c) the conduct of Tenant’s business; (d) the breach by Tenant of any obligation, covenant, representation or warranty contained in this Lease, (e) the failure of Tenant or any of its employees, officers, agents, contractors, guests, licensees, invitees to comply with Laws (including, without limitation, governmental orders or other governmental actions in response to pandemics, acts of war or terrorism, other public emergencies, Force Majeure events, or Casualty Damage); or (f) any act, omission or negligence of Tenant or any employee, officer, guest, licensee or invitee of Tenant or of any agent or contractor of Tenant or of any subtenant or subtenant’s agents, employees, contractors or invitees. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Landlord) litigated and/or reduced to judgment. In case any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s expense by counsel reasonably satisfactory to Landlord, and Landlord shall cooperate with Tenant in such defense at Tenant’s sole cost and expense. Landlord need not have first paid any such claim in order to be so indemnified.

13. ASSIGNMENT AND SUBLETTING.

13.1 Landlord’s Consent Required for Transfers. Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) (collectively, a “Transfer”) all or any portion of the Premises, nor shall any Transfer of this Lease or the right of occupancy be effected by operation of law or otherwise, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

13.2 Reasonable Grounds for Withholding Consent. The parties agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent of a proposed Transfer where, without limitation as to other reasonable grounds for withholding consent: (a) the transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Premises, in Landlord’s reasonable opinion; (b) Landlord reasonably determines that the transferee does not have the financial worth and/or financial stability to meet the responsibilities involved under the Lease; (c) the transferee’s credit history demonstrates repeated or material defaults under past leases or other credit obligations; or (d) the Premises are not suitable for the transferee’s intended use, or the transferee’s use would require extensive alterations or construction to the Premises; or (e) the transferee is either a governmental agency or instrumentality thereof.

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13.3 Transfers of an Interest 1n Tenant. For purposes of the foregoing prohibitions, a transfer at any one time or from time to time of forty percent (40%) or more of an interest in Tenant or in an entity that controls Tenant (whether stock, membership interest, partnership interest or other form of ownership or control) by any person or persons or entity or entities having an ownership interest in or other control of Tenant as of the Date of \his Lease shall be deemed to be a Transfer of this Lease.

13.4 Tenant Remains Primarily Liable Upon Transfer. If Landlord consents to any proposed Transfer, Tenant shall remain liable under this Lease. Neither the consent by Landlord to any Transfer nor the collection or acceptance by Landlord of rent from such assignee, subtenant or occupant shall be construed as a waiver or release of Tenant from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further Transfer.

13.5 Transfers Without Consent Voidable. Any Transfer without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default.

13.6 Assignment of Rents. Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an Event of Default under this Lease, Tenant shall have the license to continue collecting such rent and other sums. Upon an Event of Default under this Lease, Landlord shall have the right to instruct any or all such subtenants, assignees or other occupants to pay such rent or other sums directly to Landlord, and Tenant shall cooperate in causing such rent or other sums to be paid directly to Landlord.

13.7 Landlord’s Costs In Giving Consent. If Landlord consents to a Transfer under this Article, Tenant will pay Landlord’s processing costs and attorneys’ fees incurred in giving such consent.

13.8 Excess Rent. Tenant will pay to Landlord as additional Rent promptly upon receipt any rent or other consideration received in any proposed Transfer exceeding the total Rent payable under this Lease after deduction of Tenant’s reasonable costs for Tenant Improvements, legal fee, commissions, marketing costs, and free rent concessions (prorated by the ratio that the assignment or sublease term and square footage bears to the term and square footage of this Lease).

13.9 Landlord’s Right to Terminate Lease. In the event of a proposed assignment or subletting, Landlord shall also have the right, by notice to Tenant, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the subleased portion of the Premises, and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term.

14. TRANSFER OF LANDLORD’S INTEREST. Landlord has the right to transfer all or any portion of its interest in the Premises and in this Lease and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of such transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

15. USE OF PREMISES. The Premises are leased to Tenant for the sole purpose set forth in Section 1.8 above and Tenant shall not use or permit the Premises lo be used for any other purposes without the prior written consent of Landlord. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Premises.

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16. COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any Laws (including, without limitation, Laws that may prohibit or restrict access to the Premises, or impose restrictions or requirements on activities within the Premises, such as, without limitation, requirements regarding entry into the Premises, wearing face coverings, hard hats or other protective clothing or gear, avoiding certain portions of the Premises, maintaining social distancing, not performing specified activities that are restricted by such governmental requirements, or performing other public safety actions required by such governmental requirements, whether in connection with pandemics, other public emergencies, other Force Majeure events or otherwise). At its sole cost and expense, Tenant shall promptly comply with all such Laws. Should any Laws now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such Laws. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any Laws, shall be conclusive of that fact as between Landlord and Tenant.

17. HAZARDOUS MATERIALS.

17.1 Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as, regulated for being, or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or ·toxic substances” now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, petroleum-based products, printing inks, acids, pesticides, asbestos, PCBs and similar compounds and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

17.2 Tenant’s Obligations.

17.2.1 Landlord’s Prior Consent. Tenant shall not cause or permit any Hazardous Material to be generated, handled, manufactured, produced, installed, maintained, brought upon, transported through or across, used, stored, treated, spilled released, removed or disposed of in, on, from or about the Premises by Tenant, its agents, contractors, employees, affiliates, sublessees or invitees, without obtaining Landlord’s prior written consent, other than Hazardous Materials that are used in the ordinary course of Tenant’s business, which Tenant may use on the Premises without Landlord’s prior consent but in compliance with all applicable Environmental Requirements.

17.2.2 Compliance With Laws. Whether or not Tenant obtains such prior written consent from Landlord (but without waiving the requirement to obtain such prior written consent), Tenant shall, at Tenant’s sole cost and expense, fully, diligently and in a timely manner, comply with all applicable permits, all applicable federal, state and local Laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants (collectively, the “Environmental Requirements”) governing or relating to: (a) environmental conditions on, in, under or about the Premises, including without limitation soil and groundwater conditions; (b) the use, generation, handling, manufacture, production, installation, maintenance, storage, treatment, spill, release, transportation, removal and/or disposal of such Hazardous Materials, (c) the posting of notices with respect to such Hazardous Material, or the providing of notices to third parties with respect to such Hazardous Materials, (d) the obtaining of all necessary licenses, permits or other authorizations relating to such Hazardous Materials, and (e) the filing of all applicable applications, reports, notices, registrations or business plans regarding such Hazardous Materials with the appropriate governmental agencies or authorities. Notwithstanding the foregoing, Tenant shall not cause or permit any Hazardous Material to be spilled or released in, on, under or about the Premises, including, without limitation, through the plumbing or sanitary sewer system. Tenant shall provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports, notices and

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certificates, evidencing Tenant’s compliance with the Environmental Requirements, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any of the Environmental Requirements.

17.2.3 Duly to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Material has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord or as otherwise permitted by this Lease, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Material.

17.2.4 Removal of Hazardous Materials on Lease Termination. Upon expiration of the Term or earlier termination of this Lease, Tenant shall deliver possession of the Premises to Landlord free from any and all Hazardous Materials. Therefore, upon expiration or earlier termination of this Lease, Tenant shall cause any Hazardous Material used by, or otherwise arising out of or related to the use or occupancy of the Premises by, Tenant or its agents, affiliates, customers, employees, business associates or assigns, to be removed from the Premises and properly transported for use, storage or disposal in accordance with all Environmental Requirements. Failure to comply with this Section 17.2.4 shall, in addition to constituting an Event of Default under this Lease, constitute (without limiting any cause of action available to Landlord): (a) a continuing trespass upon the Premises by Tenant; (b) a continuing nuisance; and (c) at Landlord’s option, a failure to tender possession of the Premises to Landlord with the result that Tenant shall be deemed to be a holdover tenant of the Premises in accordance with Article 28 below until all such Hazardous Materials are removed from the Premises by Tenant at Tenant’s sole cost and expense in accordance with all Environmental Requirements.

17.3 lndemnification. Tenant shall indemnify, defend and hold Landlord and Landlord’s Parties harmless from all actions (including, without limitation, remedial or enforcement actions of any kind, and administrative or judicial proceedings and orders or judgments), costs, claims, damages (including punitive damages), expenses (including attorneys’, consultants’ and experts’ fees and court costs), amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses arising from a breach of this Article 17 by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees.

17.4 Inspection by Landlord. Landlord, Landlord’s agents, employees, contractors and designated representatives, and/or the holders of any mortgages, deeds of trust or ground leases on the Premises shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Environmental Requirements, and Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s activities, including but not limited to Tenant’s installation, operation, use, monitoring, maintenance, storage, transportation, spill or release of any Hazardous Materials on, in, under or from the Premises. The costs and expenses of such inspection shall be paid by the party requesting such inspection, unless the inspection reveals that an Event of Default or a breach of this Lease by Tenant or a violation of the Environmental Requirements or a contamination, caused or contributed to by Tenant, exists or is imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Tenant shall upon request reimburse Landlord or Landlord’s lender or ground lessor, as the case may be, for the costs and expenses of such inspections.

18. SIGNS. Tenant shall have the right, at Tenant’s sole cost and expense, to install signage on the exterior of the Building depicting Tenant’s name and logo. Tenant shall ensure that all signs shall be designed, manufactured, installed and maintained in accordance with all applicable Laws. All signage, including the design, proposed location, method of affixing the sign to the exterior of the Building,

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illumination, and other aspects of the signage, shall be subject to Landlord’s prior written consent, not to be unreasonably withheld. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all signs and repair any damage (including, without, discoloration) caused by the installation, use or removal of such signs.

19. RENOVATIONS. Tenant hereby acknowledges that during the Term Landlord may (but has no obligation to) renovate, improve. alter or modify (collectively, the “Renovations”) the Premises, which Renovations may include, without limitation, (a) installing or modifying sprinklers in the Premises, {b) modifying the Premises to comply with applicable laws and regulations, including regulations relating to the physically disabled, and/or (c) altering the exterior appearance of the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall use reasonable efforts to ensure that such Renovations shall be conducted in such a ,way as to minimize their effect on Tenant’s operations; provided, however, Landlord shall have no responsibility, or for any reason be liable, to Tenant for any Injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

20. ENTRY BY LANDLORD. Landlord reserves the right to enter the Premises with reasonable 24-hours’ notice and reserves the right, during the last nine (9) months of the Term, to show the Premises at reasonable times to prospective tenants and to affix for lease/rent signs to the Premises at Landlord’s discretion.

21. SUBORDINATION AND ATTORNMENT. This Lease is and shall be subject and subordinate to all ground or underlying leases and to any mortgage or deed of trust that may now or hereafter be placed against the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, Tenant shall promptly execute any instrument that Landlord or any ground lessor, mortgagee or holder of a deed of trust may request confirming subordination. Tenant hereby appoints Landlord as Tenant’s attorney-in -tact lo execute any such instrument on behalf of Tenant. Notwithstanding the foregoing, the mortgagee or holder of a deed of trust that may now or hereafter be placed against the Premises shall have the unilateral, unconditional right, exercisable by providing written notice thereof to Tenant, to subordinate or cause to be subordinated the mortgage or deed of trust to this Lease. If such mortgagee or holder of a deed of trust so elects and subsequently forecloses such mortgage or deed of trust, this Lease shall continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease, and the purchaser shall not disturb Tenant’s rights under this Lease as long as Tenant is not in default under this Lease. Tenant shall, upon the request of a mortgagee, holder of a deed of trust or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any mortgage or deed of trust to this Lease or Tenant’s attornment to the purchaser.

22. ESTOPPEL CERTIFICATE. Tenant shall at any time upon not less than ten (10) business days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing in the form as attached hereto as Exhibit D (a) certifying that this Lease is unmodified and In full force and effect (or, if modified, stating the nature of such modification and certifying that !his Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, ‘to Tenant’s knowledge, any uncured landlord defaults, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer or the Premises. Tenant’s failure to deliver this statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s Base Rent has been paid in advance. If Landlord desires to finance or refinance the Premises, or any part thereof, Tenant agrees to deliver to any lender designated by Landlord such financial statements of Tenant as may be reasonably required by that

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lender, including the past three years’ financial statements. All such financial statements shall be received by Landlord in confidence and shall be used only for the specified purposes.

23. TENANT EVENTS OF DEFAULT. Each of the following shall constitute an “Event of Default”: (a) Tenant fails to pay Rent or another charge required to be paid under this Lease when due, (b) Tenant fails to observe or perform any other term, condition or covenant of this Lease binding upon or obligating Tenant within ten (10) days after notice from Landlord, (c) Tenant abandons the Premises; (d) Tenant or any guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises or all or substantially all of Tenant’s or guarantor’s assets is appointed, (e) Tenant or any guarantor files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or any guarantor and is not discharged by Tenant or the guarantor within sixty (60) days, or (f) Tenant fails to occupy the Premises within ten (10) business days after the Premises are substantially completed. Tenant shall not be excused from paying Rent or any charge required to be paid under this Lease as a result of any Force Majeure event (including, without limitation, as a result of governmental orders or other governmental actions prohibiting or restricting access to, or restricting activities within or imposing rules and regulations relating to the use of, the Premises in response to a public emergency or other Force Majeure event).

24. LANDLORD’S REMEDIES.

24.1 Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have, in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

24.1.1 Terminate Lease. Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises lo Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which had been earned at the time of such termination;

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

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The term “rent” as used in this Section 24.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 24.1 1(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate set forth in Section 24,3, below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 24.1.1(c) above, the “worth al the lime of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

24.1.2 Continue Lease in Effect. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

24.2 Landlord’s Rights With Respect to Subleases. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 24, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest In any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

24.3 Late Charge. If Tenant fails to pay any Rent within five (5) days after the Rent becomes due and payable, a late charge of ten percent (10%) of the amount of overdue Rent shall automatically, without notice, accrue and be due and owing on the open book account. In addition, any late Rent payment and/or late charge shall automatically, without notice, bear interest from the date that Rent became due and payable to the date of payment by Tenant at the interest rate of fifteen percent (15%) simple interest per annum (the “Default Rate”), provided that in no case shall such rate be higher than the highest rate permitted by applicable law. Late charges and interest shall be paid within two (2) days after written demand from Landlord, which demand may occur any time during the Term or prior to the expiration of the period attributable to the statute of limitations for an open book account. If a Rent check is returned for insufficient funds or otherwise is not accepted by Landlord’s bank, then in addition to other remedies, Landlord may impose an appropriate fee which shall be paid by Tenant upon receipt of written demand, and Landlord may require that subsequent payments of Rent be made by certified checks.

24.4 Governmental Moratoriums on Remedies. If a governmental authority issues an order or enacts any other Law prohibiting or imposing a moratorium on Landlord’s right to exercise any specific remedy (such as a moratorium on Landlord’s right to commence an unlawful detainer action), such order or other Law shall not be deemed to excuse Tenant from any of its obligations under this Lease (including, without limitation, the obligation to pay Rent) unless such order or other Law expressly states that a specific obligation of Tenant under this Lease is excused or deferred. In addition, Landlord shall continue to have all other rights and remedies specified in this Lease and at law other than the specific remedy that is subject to the prohibition or moratorium stated in such order or other Law (including, without limitation, the right to formally declare the existence of an Event of Default by providing Tenant with a written notice of default, charge late charges and interest on past-due Rent, draw upon any applicable security deposit or letter of credit, restrict Tenant’s right to exercise options or take other actions which may only be exercised or taken by Tenant pursuant to this Lease while no Event of Default is in effect, and other rights and remedies).

25. LANDLORD’S DEFAULT AND TENANT’S REMEDIES Landlord shall be in Default of this Lease if Landlord fails to perform any term, condition, covenant or obligation of this Lease on the part of Landlord to be performed within thirty (30) days after the date on which Landlord receives from Tenant

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notice by certified or registered mail specifically describing such failure; provided, however, if a condition by its nature requires additional time to cure, Landlord shall be entitled to such additional time so long as Landlord is diligently pursuing Landlord’s obligation to cure. Tenant may cure such default by Landlord on behalf of, and at the sole cost and expense of, Landlord. landlord shall reimburse Tenant for its costs and expenses in connection with any such cure within thirty (30) days after Tenant’s delivery to Landlord of an invoice therefor.

26. RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT. If an Event of Default occurs, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the expense, together with interest, at the rate of fifteen percent (15%) per annum, to Tenant. Payment for the cure shall be due and payable by Tenant upon demand; however, the making of any payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

27. EXCULPATION OF LANDLORD. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Premises, and neither Landlord nor any of Landlord’s Parties, shall have any personal liability therefor and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

28. SURRENDER OF PREMISES. Tenant shall peaceably surrender the Premises to Landlord on the expiration date of the Term or earlier termination of this Lease, in broom-clean condition and in as good a condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant’s personal property or trade fixtures from the Premises, except for reasonable wear and tear and loss by fire or other casualty not caused by Tenant or its agents. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s personal property (including without limitation Tenant’s telecommunications cabling and facilities) from the Premises. Any of Tenant’s personal property left on or in the Premises after the expiration date of the Term or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease. This Section is subject to the terms and conditions of Section 17.2.4 above.

29. HOLDING OVER. If that Tenant shall not immediately surrender the Premises to Landlord on the expiration date of the Term or earlier termination of this Lease (including without limitation for the reasons set forth in Section 17.2.4 above), Tenant’s continued possession shall be that of a holdover tenant and an unlawful detainer. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Term of this Lease, create a month to month tenancy or affect Landlord’s rights under this Lease. No tenancy or interest shall result from such holding over, and Tenant shall be subject to immediate eviction and removal. During such period of holdover, Tenant shall continue to comply with all of the terms and provisions of this Lease, except the monthly Rent shall be 150% of the monthly Rent in effect during the last month of the Term. Tenant shall also be liable for, and hereby agrees to indemnify Landlord again, any and all damages (including, without limitation, consequential damages and lost profits), costs and liabilities sustained by Landlord as a result of such holdover. If Tenant shall hold over after the expiration date of the Term or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re -enter and take possession of the Premises by any legal process in force in the State of California.

30. QUIET ENJOYMENT: Landlord covenants and agrees that, so long as no Event of Default exists and is continuing, Tenant shall have the peaceful and quiet possession and enjoyment of the Premises (subject to all mortgages and other matters to which this Lease, is or shall become, subordinate in accordance with the provisions of Article 21) for the conduct of its business operations during the Term of this Lease, without hindrance by Landlord or any party whatsoever.

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31. GENERAL MATTERS.

31.1 Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given, if delivered in person, or upon the earlier of receipt, if mailed by certified or registered mail, or three (3) days after certified or registered mailing, return receipt requested, postage prepaid, addressed and sent to the parties at their addresses set forth in Sections 1.11 and 1.12 above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

31.2 Successors and Assigns. Subject to the provisions of Article 13 hereof, the rights, duties and liabilities created hereunder shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

31.3 Prohibition Against Recording. Except as provided in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect !hereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

31.4 Waiver and Integration. The consent of Landlord in any instance to any variation of the terms of this Lease, or the receipt of Rent with knowledge of any breach, shall not be deemed to be a waiver as to any breach of any Lease covenant or condition, including but not limited to the right to collect interest and late charges on any payment; nor shall any waiver, modification and/or estoppel occur to any provision of this Lease unless it is in writing and signed by Landlord or Landlord’s authorized agent. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations and understandings, if any, between the parties hereto and none thereof shall be used to interpret or construe this Lease. This Lease and any exhibits and addenda hereto executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants and agreements of the parties relating in any manner to the Premises, and shall be considered to be the only agreement between the parties hereto and their representatives and agents.

31.5 Severability. If any term or provision of this Lease or any application shall be invalid or unenforceable, then the remaining terms and provisions of this Lease shall not be affected.

31.6 Force Majeure. For purposes of this Lease, “Force Majeure” means any of the following events (to the extent. where applicable, not caused by the actions or inactions of the party seeking to avoid or delay performance as a result of such events): (a) earthquake, inclement weather (including but not limited to unseasonable amounts of rain), flood, or other natural disaster or act of God, (b) strike, lockout or other labor dispute, (c) act of war, terrorism or bioterrorism, civil unrest, riot or insurrection, (d) fire or other casualty, (e) area-wide or business-wide business interruption (including, without limitation, closures of businesses or business delays resulting from environmental disasters, pandemics or other public emergencies), (f) interruption in the supply of labor or materials, or inability to procure or delays in procuring labor or materials as a result of the foregoing, or (g) governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations, closure of governmental’ offices or unanticipated slowdowns in governmental activities as a result of pandemics, other public emergencies or other Force Majeure events), injunction or court order. If either Landlord or Tenant is delayed in or prevented from performing any action required by this Lease as a result of a Force Majeure event (other than as stated below), then the performance of such action, or the deadline or timeframe for performing such action if a deadline or timeframe is specified, shall be delayed and tolled for a period of time equal to the period of any delay in such party’s performance caused solely by such Force Majeure event. Notwithstanding the occurrence of any Force Majeure event, Tenant’s obligation to pay Rent and other amounts required to be paid by Tenant under this Lease, and Tenant’s obligations under Article 15, 16 and 17 of this Lease, shall not be affected, delayed, tolled or excused by a Force Majeure event, and all such obligations shall

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remain in full force and effect, without delay or modification. regardless of the existence of a Force Majeure event.

31.7 Waiver of Common Law Frustration of Purpose or Impossibility. Tenant hereby waives the right to assert or claim that pandemics, public emergencies or other Force Majeure events, or governmental orders or other governmental actions relating thereto that may prohibit or restrict access the Premises, or restrict permissible activities within or impose rules and regulations relating to the use of, the Premises, constitute a frustration of the purpose of this Lease or impossibility of performance under this Lease, it being acknowledged and agreed that all obligations under this Lease shall remain in full force and effect in any such event except as expressly stated in Section 29.6 above, even if performance of such obligations may result in Tenant’s operations at the Premises being unprofitable, less profitable or more difficult.

31.8 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

31.9 Joint and Several. If there is more than one individual or entity comprising Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

31.10 Governing Law: Consent lo Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of California. Landlord and Tenant agree that any action or proceeding to enforce the provisions of this Lease or otherwise relating to this Lease or the Premises shall be brought in a court of law of competent jurisdiction located in the county and state in which the Premises is located.

31.11 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

31.12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Sections 1.9 and 1.10 above (the “Brokers·) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section shall survive the expiration of the Term or earlier termination of this Lease.

31.13 Landlord’s Reservations. In addition to the other rights of Landlord under this Lease, Landlord reserves the right to change the street address and/or name of the Premises without being deemed to be guilty or an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

31.14 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

31.15 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto

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shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

31.16 Time of Essence. Time is of the essence of this Lease and each of its provisions.

31.17 Authority. If Tenant is a corporation, partnership or other form of legal entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

31.18 Amendment. This Lease may only be amended by a written instrument which is signed by both parties hereto.

31.19 Counterparts. This Lease may be signed in counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

31.20 OFAC Compliance.

31.20.1 Definition. As used herein, “Blocked Party’ shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury (“OFAC”) pursuant to Executive Order Na. 13224, 66 Fed. Reg. 49079 (September 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the “Order”) or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders’) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (b) has been determined by competent authority lo be subject to the prohibitions contained in the Orders.

31.20.2 Representation of No Blocked Party. As a material inducement for Landlord entering into this Lease, Tenant represents and warrants that none of Tenant, any affiliate, parent or subsidiary (an “Affiliate”) of Tenant, any partner, member or stockholder in Tenant or any Affiliate of Tenant, or any beneficial owner of Tenant, any Affiliate of Tenant or any such partner, member or stockholder of Tenant (collectively, a “Tenant Owner”): (a) is a Blocked Party; (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Term.

31.20.3 No Transfer to a Blocked Party. Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant or any Tenant Owner lo any Blocked Party: or (b) make a Transfer to any Blocked Party or party who is engaged in illegal activities.

31.20.4 Consequences of Breach. If at any time during the Term (a) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue: or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute an Event of Default. In addition to any other remedies to which Landlord may be entitled on account of such Event of Default, Landlord may immediately terminate this Lease and refuse to pay any disbursements due to Tenant under this Lease.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Lease as of the “Date of Lease” shown on the first page of this Lease.

LANDLORD:	TENANT:

EV 2340, LLC,	APTERA MOTORS CORP.,
a Delaware limited liability company	a Delaware corporation

By: /s/ Shlomo Khoudari	By: /s/ Chris Anthony
Name: Shlomo Khoudari	Name: Chris Anthony
Title: Authorised Signatory	Title: CEO
Date of Signature: 03-29-2022	Date of Signature: 3-25-2022

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LIST OF EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	INTENTIONALLY OMITTED
D	ESTOPPEL CERTIFICATE
E	INTENTIONALLY OMITTED
F	FORM OF LETTER OF CREDIT
G	PROPERTY CONDITION ASSESSMENT

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

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